Exhibit 99.1

Contact:	Paul Jackson	FOR IMMEDIATE RELEASE
	(860) 728-7912	www.utc.com

UTC’S FIRST QUARTER EARNINGS PER SHARE INCREASE 14 PERCENT

WITH REVENUE GROWTH IN ALL BUSINESSES; 2004 OUTLOOK AFFIRMED

HARTFORD, Conn., April 21, 2004 – United Technologies Corp. (NYSE:UTX) today reported first quarter 2004 earnings per share increased 14 percent to $1.14 compared with the year ago quarter. Consolidated revenues increased 29 percent to $8.6 billion, reflecting the addition of Chubb, organic growth of 8 percent and favorable foreign currency translation.

First quarter net income increased to $579 million, 15 percent above the comparable 2003 period. Cash flow from operations was $790 million, and capital expenditures in the quarter were $123 million.

“This is a great start to 2004,” said Chairman and Chief Executive Officer George David. “ Strong results at Otis and Carrier, improvement in the commercial aerospace aftermarket and continuing strength in UTC’s military aerospace businesses contributed to performance. The weaker U.S. dollar, growth in China and the Chubb acquisition also added to year over year results.

“Cash flow from operations less capital expenditures was 115% of net income in the quarter,” continued David. Cash benefited from the previously announced $250 million cash payment from DaimlerChrysler related to its sale of MTU, which was more than offset by $308 million in voluntary pension contributions.

The cash payment from DaimlerChrysler resulted in a one-time gain in the quarter that was more than offset by restructuring actions across the company. Further cost reduction actions are expected later in the year following anticipated favorable settlement of the 1986-1993 open tax years.

David confirmed the company’s 2004 earnings outlook remains solidly in the range of $5.00 to $5.30 per share, with cash flow from operations less capital expenditures equal to net income before potential voluntary contributions of $500 million to UTC’s pension plans.

“We’re in excellent shape and positioned for growth across the company. We like the balance in our businesses, we have solid cost reduction actions under way, and economies and our markets worldwide generally look good,” David said.

The accompanying tables include information integral to assessing the company’s financial position, operating performance and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

This release includes “forward looking statements” that are subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and some other important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see UTC’s SEC filings as updated from time to time, including, but not limited to, the discussion included in the Business section of UTC’s Annual Report on Form 10-K under the headings “General,” “Description of Business by Segment” and “Other Matters Relating to the Corporation’s Business as a Whole” and the information included in UTC’s 10-K and 10-Q reports under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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United Technologies Corporation

Condensed Consolidated Statement of Operations

(Millions, except per share amounts)	Quarter Ended March 31, (Unaudited)
	2004	2003
Revenues	$8,646	$6,702

Cost and Expenses
Cost of goods and services sold	6,270	4,866
Research and development	308	235
Selling, general and administrative	1,105	764
Interest	87	91

	7,770	5,956
Income before income taxes and minority interests (a)	876	746
Income taxes	(245)	(209)
Minority interests	(52)	(35)

Net Income	$579	$502

Earnings Per Share of Common Stock
Basic	$1.16	$1.05
Diluted	$1.14	$1.00

Average shares (in millions)
Basic	498	470
Diluted	508	501

(a)	Results for the first quarter of 2004 include a $250 million payment from DaimlerChrysler in consideration for the Corporation’s release of certain commitments made by DaimlerChrysler in support of MTU Aero Engines GMBH.

As further described on the following page, results for the first quarter of 2004 also include restructuring and related charges of $259 million of which $221 million is included in cost of sales, $34 million in selling, general and administrative expenses and $4 million in other income.

See accompanying Note to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

(Millions)	Quarter Ended March 31, (Unaudited)
	2004	2003
	Revenues
Otis	$2,115	$1,820
Carrier	2,234	1,957
Chubb	703	—
Pratt & Whitney	1,944	1,731
Flight	1,468	1,317

Segment Revenue	8,464	6,825
Eliminations and other	182	(123)

Consolidated Revenues	$8,646	$6,702

	Operating Profit
Otis	$322	$314
Carrier	75	151
Chubb	32	—
Pratt & Whitney	221	276
Flight	186	187

Segment Operating Profit	836	928
Eliminations and other	195	(37)
General corporate expenses	(68)	(54)

Consolidated Operating Profit	$963	$837

Segment operating profit for the quarter ended March 31, 2004 includes restructuring and related charges totaling $259 million as follows: Otis - $68 million; Carrier - $113 million; Pratt & Whitney - $51 million; Flight Systems - $21 million and Eliminations and other - $6 million.

In the first quarter of 2003, the Corporation recorded charges of $11 million in connection with its continuing cost reduction efforts, primarily in the Pratt & Whitney segment, that are similar in nature to those noted above.

See accompanying Note to Condensed Consolidated Financial Statements.

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	March 31, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Cash and cash equivalents	$1,731	$1,623
Accounts receivable, net	5,365	5,187
Inventories and contracts in progress, net	4,495	4,200
Other current assets	1,781	1,760

Total Current Assets	13,372	12,770

Fixed assets, net	5,003	5,080
Goodwill, net	9,515	9,329
Other assets	8,038	7,875

Total Assets	$35,928	$35,054

Liabilities and Shareowners’ Equity
Short-term debt	$744	$1,044
Accounts payable	2,991	2,806
Accrued liabilities	7,481	6,851

Total Current Liabilities	11,216	10,701

Long-term debt	4,261	4,257
Other liabilities	7,568	7,680

Minority interest	798	709

Shareowners’ Equity:
Common Stock, net	6,480	6,314
Treasury Stock	(5,551)	(5,335)
Retained Earnings	12,915	12,527
Accumulated other non-shareowners’ changes in equity	(1,759)	(1,799)

	12,085	11,707

Total Liabilities and Shareowners’ Equity	$35,928	$35,054

Debt Ratios (Net debt is total debt less cash):
Debt to total capitalization (debt plus equity)	29%	31%
Net debt to total capitalization	21%	24%

See accompanying Note to Condensed Consolidated Financial Statements.

United Technologies Corporation

Condensed Cash Flows From Operations

(Millions)	March 31, 2004	March 31, 2003
	(Unaudited)
Net Income	$579	$502
Adjustments to reconcile net income to net cash flows provided by operating activities
Depreciation and amortization	262	180
Deferred income taxes and minority interest	71	126
Changes in working capital	290	(84)
Voluntary contributions to pension plans	(308)	(500)
Other, net	(104)	28

Net Cash Flows Provided by Operating Activities	$790	$252

See accompanying Note to Condensed Consolidated Financial Statements.

Note to Condensed Consolidated Financial Statements

(1)	Certain reclassifications have been made to prior year amounts to conform to current year presentation.